Exhibit (a)(1)(H)

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. ATTN: REORGANIZATION DEPARTMENT P.O. BOX 9116 FARMINGDALE, NY 11735-9547

VOTE BY INTERNET - www.proxyvote.com/tender

If you wish to use the Internet to provide your directions regarding participation in the Offer, please go to the website www.proxyvote.com/tender, enter the 16-digit control number from your Trustee Direction Form (located in the box below next to the arrow) and click on the Submit button. You will then be able to provide your direction regarding participation in the Offer on the following screen.

BY HAND OR OVERNIGHT DELIVERY

Broadridge, Attn: BCIS-VP 401K Plan Processing, 51 Mercedes Way, Edgewood, NY 11717

VOTE BY MAIL

Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735-9547

As of May 9, 2023, the number of shares of Valvoline Inc. (“Valvoline”) attributable to the Valvoline Common Stock Fund in your account in the Plan is shown above the control number. In connection with the Offer to Purchase made by Valvoline dated May 11, 2023, you hereby instruct Fidelity to tender the Valvoline shares attributable to your account under the Plan as of June 5, 2023 unless a later deadline is announced, as follows (check only one box and complete):

PLEASE MAKE YOUR SELECTION (CHECK BOX ONE OR TWO)

Box 1	Please refrain from tendering and continue to HOLD all shares attributable to my individual account under the Plan.	☐

Box 2	Please TENDER shares attributable to my individual account under the Plan in the indicated percentage below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price.	☐

FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed the Plan Trustees NOT to tender the remaining percentage.)

% at	$35.00	% at	$36.50	% at	$38.00	% at	$39.50
% at	$35.25	% at	$36.75	% at	$38.25	% at	$39.75
% at	$35.50	% at	$37.00	% at	$38.50	% at	$40.00
% at	$35.75	% at	$37.25	% at	$38.75	% at	TBD
% at	$36.00	% at	$37.50	% at	$39.00
% at	$36.25	% at	$37.75	% at	$39.25

** By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of shares elected. This could result in receiving a price per Share as low as $35.00 or as high as $40.00 per Share.

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

TRUSTEE DIRECTION FORM

VALVOLINE INC.

VALVOLINE 401(K) PLAN

BEFORE COMPLETING THIS FORM,

PLEASE READ CAREFULLY ALL ENCLOSED MATERIALS

PLEASE NOTE THAT IF YOUR TRUSTEE DIRECTION FORM IS NOT RECEIVED BY FIDELITY’S TABULATION AGENT, PROPERLY COMPLETED AND SIGNED OR DIRECTIONS ARE NOT RECEIVED VIA THE INTERNET, BY 4:00 P.M., NEW YORK CITY TIME ON JUNE 2, 2023, UNLESS THE TENDER OFFER DEADLINE IS EXTENDED, FIDELITY WILL NOT TENDER ANY SHARES ATTRIBUTABLE TO YOUR PLAN ACCOUNT, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company (“Fidelity”) makes no recommendation to any participant in the Valvoline 401(k) Plan (the “Plan”) with regard to the tender offer.

This Trustee Direction Form, if properly signed, completed and received by Fidelity’s tabulation agent in a timely manner, will supersede any previous Trustee Direction Form with respect to the tender offer.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.